Exhibit 10.5

AMENDMENT TO EMPLOYMENT AGREEMENT

                This Amendment to Employment Agreement (“Amendment”) is between William Ruckelshaus (“Employee”) and Expedia, Inc., a Washington corporation (the “Company”).

Recital

                Employee and the Company entered into an Employment Agreement effective July 5, 2002 (the “Employment Agreement”).  Employee has been promoted to a new position, with increased compensation, which requires some amendments to the Employment Agreement.  The purpose of this Agreement is to memorialize the necessary changes, but otherwise leave the terms of the Employment Agreement in effect.

1.                                       This Amendment is effective August 8, 2003 (“Amendment Effective Date”).

2.                                       Employee’s new position is “Senior Vice-President, Corporate Development, IAC Travel” reporting to the Chief Executive Officer of IAC Travel.  In this position, Employee will have the responsibility for strategic planning and mergers and acquisitions.  Employee agrees that this is a promotion and does not constitute Good Reason to resign under the Employment Agreement.

3.                                       Employee’s Base Salary, as defined in the Employment Agreement, is increased to $250,000.00.

4.                                       Employee’s 2003 Target Incentive Bonus Percentage is 40% as of the Amendment Effective Date, up from 25% prior to that date.  Employee’s bonus for calendar 2003, if paid, will be prorated between the two percentages (i.e., 25% for January 12 through August 7, and 40% for August 8 through December 31).  Payment of this Bonus is subject to all terms and conditions of the Bonus plan, including individual and Company performance.

5.                                       As soon as practicable after the Amendment Effective Date, the Company shall cause its parent company (“Parent”) to grant Employee restricted stock units) the “RSU’s”) representing 17,500 shares of the common stock of Parent, pursuant to a “Restricted Stock Unit Agreement.” The RSU grant date shall be the Amendment Effective Date.  The RSU’s shall vest and no longer be subject to any restrictions, in four equal installments on each of the first, second, third, and fourth anniversaries of the date of the grant of the RSU’s (the “Restriction Period”).  In the event of any conflict between this Amendment and the Restricted Stock Unit Agreement relating to the above-described RSU grant and vest schedule, this Amendment shall control.

6.                                       Except as expressly modified in this Amendment, the Employment Agreement remains in full force and effect.

s/	1/13/04	s/
Expedia, Inc.		William Ruckelshaus

PRIVILEGED AND CONFIDENTIAL

EMPLOYMENT AGREEMENT

                THIS EMPLOYMENT AGREEMENT (“Agreement”), executed this 5th of July, 2002 is entered into by and between William Ruckelshaus (“Employee”) and Expedia, Inc., a Washington corporation (the “Company”).

                WHEREAS, the Board of Directors of the Company (the “Board”) desires to provide for the employment of Employee from and after July 15th (the “Effective Date”) as the Company’s Vice President of Corporate Development, and Employee is willing to commit himself to serve the Company and its subsidiaries and affiliates, as provided herein and in the Standard Terms and Conditions attached hereto; and

                WHEREAS, in order to effect the foregoing, the Company and Employee wish to enter into as set forth below and in the Standard Terms and Conditions attached hereto.

                NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Employee and the Company have agreed and do hereby agree as follows:

                1.             EMPLOYMENT.   The Company agrees to employ Employee as its senior corporate development officer, with the title of Vice President of Corporate Development of the Company, commencing as of July 15th and Employee accepts and agrees to such employment.  During Employee’s employment with the Company, Employee shall perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with Employee’s position and shall render such services on the terms set forth herein.  During Employee’s employment with the Company, Employee shall report to the Company’s Chief Financial Officer, or such person(s) as from time to time may be designated by the Company (the “Reporting Officer”).  Employee shall have such powers and duties with respect to the Company as may reasonably be assigned to Employee by the Reporting Officer, to the extent consistent with Employee’s position and status.  Employee agrees to devote all of Employee’s working time, attention and efforts to the Company and to perform the duties of Employee’s position in accordance with the Company’s policies as in effect from time to time.  Employee’s principal place of employment shall be the Company’s offices located in Seattle, Washington metropolitan area.

2.             TERM OF AGREEMENT.   The term of this Agreement (“Term”) shall commence upon the Effective Date and shall continue until July 15th, 2005, unless sooner terminated in accordance with the provisions of Section 1 of the Standard Terms and Conditions attached hereto.

3.             COMPENSATION.

(i)            BASE SALARY.   During the Term, the Company shall pay Employee an annual base salary of $170,000.00 (the “Base Salary”), payable in equal biweekly installments or in accordance with the Company’s payroll practice as in effect from time to time.  Unless otherwise agreed by the Company, the Base Salary shall be subject to review and

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adjustment at the discretion of the Company’s Chief Financial Officer.  For all purposes under this Agreement, the term “Base Salary” shall refer to Base Salary as in effect from time to time.

(ii)           DISCRETIONARY BONUS.   Employee will participate in the Company’s annual incentive bonus plan in accordance with which Employee may earn an annual incentive bonus.  The terms of the annual incentive bonus plan, including the criteria upon which Employee can earn the maximum bonus, will be determined annually in the discretion of the Compensation Committee of the Board (the “Compensation Committee”).  Employee may also participate in other bonus or incentive plans adopted by the Company that are applicable to Employee’s position, as they may be changed from time to time, but nothing herein shall require the adoption or maintenance of any such plan.

(iii)          SIGNING BONUS.   Upon execution of this Agreement, the Company shall pay Employee a one-time signing bonus in the net amount after applicable withholdings of $100,000.00; provided, however, that if Employee terminates his employment under this Agreement without Good Reason or is terminated for Cause (as hereinafter defined) prior to July 15th, 2004, Employee shall reimburse Employer for fifty percent (50%) of the gross signing bonus.

(iv)          EQUITY PARTICIPATION.   In consideration of Employee’s entering into this Agreement and as an inducement to continue in the employ of the Company, Employee shall be granted, under the Expedia, Inc. 2001 Stock Option plan, non-qualified stock options (the “Options”) to purchase a total of 50,000 shares of the Company’s Common Stock.  The exercise price per share shall be the closing sales price of the Common Stock (or the closing bid, if no sales are reported) on the NASDAQ Stock Market on the last market trading day prior to the Grant Date (as defined below).  The Options shall vest in accordance with the Expedia, Inc. 2001 Stock Option Plan, and all policies of the Company relating thereto and become exercisable in four (4) equal installments on each of the first, second, third and fourth anniversaries of the Grant Date.  The Options shall have a scheduled ten (10) year term.

                The Company shall also grant to Employee 5,000 restricted shares of the Company’s Common Stock (the “Restricted Stock”).  All restrictions with respect to the Restricted Stock shall lapse in three (3) equal installments on each of the first, second, and third anniversaries of the Grant Date, provided that Employee remains in the employ of the Employer through such dates.  This grant shall be structured with an objective of maximizing Employee’s flexibility of timing in recognizing taxable income.

                The Grant Date shall be the Effective Date.

                a)             Effect of a Change in Control.   In the event of a Change in Control (a) if Employee remains the senior corporate development officer of a publicly traded entity, there shall be no change in vesting or compensation, or (b) if Employee remains the senior corporate development officer of Expedia, Inc., which is a wholly owned subsidiary of a public parent company, and Expedia, Inc. options are converted to options in the parent company, then fifty percent (50%) of Employee’s stock options shall be accelerated to vest and restrictions on fifty percent (50%) of the restricted stock shall lapse as of the date of the Change in Control.  Otherwise, one hundred percent (100%) of Employee’s stock options shall be accelerated to vest and restrictions on one hundred percent (100%) of the restricted stock shall lapse as of the date of Change in Control.

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                For purposes of this Section 3iv(a), any acceleration o vesting of stock options and lapses of restriction on restricted stock shall apply only to those stock options and restricted stock granted on or before the first anniversary of the Effective Date.  Except as specifically set forth herein, each of the Options and the Restricted Stock will be governed by the applicable plan under which each grant is made and the award agreement relating thereto.

                b)            Definition of a Change in Control.   For purposes of this Agreement, Change in Control shall mean the occurrence of any of the following events:

                Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities without the approval of the Company’s Board; or

                A merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which should result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted or into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sales or dispositions by the Company of all or substantially all of the Company’s assets.

                Notwithstanding the foregoing, Change of Control shall also mean, without limitation, the consummation of any transaction involving (but not limited to) USA Interactive or one of its affiliates and no longer exists as a publicly traded entity.

(v)           BENEFITS.   From the Effective Date through the date of termination of Employee’s employment with the Company for any reason, except as specifically provided herein, Employee shall be entitled to participate in any welfare, health, life insurance, pension benefit and incentive plans, programs, policies, and practices as may be adopted from time to time by the Company on the same basis as that provided to similarly situated executives of the Company.  Without limiting the generality of the foregoing, Employee shall be entitled to the following benefits:

(vi)

                                a)             Moving Expenses and Closing Costs.   The Company shall pay Employee’s reasonable moving expenses (including without limitation, real estate broker’s commissions), and shall reimburse Employee for reasonable closing costs related to the sale of his home in San Francisco and the purchase of a new home in the Seattle area.  To the extent these expenses and/or costs are deemed to be taxable income to Employee, the Company shall also reimburse Employee for any taxes due upon reasonable verification.  Employee shall consult with the Company and obtain approval if Employee foresees that he will incur moving expenses and closing costs greater than $75,000.

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                                b)            Reimbursement for Business Expenses.   During the Term, the Company shall reimburse Employee for all reasonable and necessary expenses incurred by Employee in performing Employee’s duties for the Company, on the same basis as similarly situated executives of the Company and in accordance with Company’s policies as in effect from time to time.

                                c)             Vacation.   During the Term, Employee shall be entitled to a number of weeks of paid vacation per year equal to those provided to similarly situated executives of the Company, in accordance with the plans, policies, programs and practices of the Company applicable to similarly situated executives of the Company generally.

                4.             NOTICES.   All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested or hand delivery acknowledged in writing by the recipient personally, and shall be deemed to have been duly given three days after mailing immediately upon duly acknowledged hand delivery, as applicable, to the respective persons named below:

                If to the Company:                                                               Expedia, Inc.

                                                                                                                ATTN:  General Counsel

                                                                                                                13810 SE Eastgate Way, Suite 400

                                                                                                                Bellevue, Washington 98005

                If to Employee:                                                                     At the most recent address of Employee

                                                                                                                On record at the Company

Either party may change such party’s address for notices by notice duly given pursuant hereto.

                5.             GOVERNING LAW; JURISDICTION; ATTORNEYS’ FEES.   This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of Washington, without reference to the principles of conflicts of laws.  Any and all disputes between the parties which may arise pursuant to this Agreement will be heard and determined solely before an appropriate federal court in Washington or, if not maintainable therein, then in an appropriate Washington state court.  The parties acknowledge that such courts have jurisdiction to interpret and enforce the provisions of this Agreement, and the parties consent to, and waive any and all litigation over the interpretation or application of this Employment Agreement and the incorporated Standard Terms and Conditions, the substantially prevailing party in any such litigation shall be entitled to an award of his/its reasonable attorneys’ fees and costs incurred therein.

                6.             COUNTERPARTS.   This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.  Employee expressly understands and acknowledges that the Standard Terms and Conditions attached hereto are incorporated herein by reference, deemed a part of this Agreement and are binding and enforceable provisions of this Agreement.  References to “this Agreement” or the use of the term “hereof” shall refer to this Agreement and the Standard Terms and Conditions attached hereto, taken as a whole.

                7.             TERMINATION OF PRIOR AGREEMENTS.   This Agreement, including the Standard Terms and Conditions attached hereto, constitutes the entire agreement between the parties, and as of the Effective Date, terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement, including, without limitation, the term sheet.  Employee acknowledges and

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agrees that neither the Company nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, the Employee has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement.  Employee hereby represents and warrants that by entering into this Agreement, Employee will not rescind or otherwise breach any agreement or other legal obligations with any other person or entity.

                                IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Employee has executed and delivered this Agreement on the date above first written.

EXPEDIA, INC.	WILLIAM RUCKELSHAUS

s/	s/
Gregory S. Stanger Sr. Vice President and Chief Financial Officer

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STANDARD TERMS AND CONDITIONS

a.             TERMINATION OF EMPLOYEE’S EMPLOYMENT.

(i)            DEATH.   In the event Employee’s employment hereunder is terminated by reason of Employee’s death, the Company shall pay Employee’s designated beneficiary or beneficiaries, within thirty (30) days of Employee’s death in a lump sum in cash, Employee’s Base Salary from the date of Employee’s death through the end of the month in which Employee’s death occurs and any Accrued Obligations (as defined in paragraph a(vi) below).  In addition, Employee’s beneficiary or beneficiaries shall be entitled to amounts that are vested benefits or that Employee is otherwise entitled to receive under any plan of, or any other contract or agreement with, the Company at Employee’s death in accordance with the terms of such plan, contract or agreement, as such terms may be amended from time to time.

(ii)           DISABILITY.   If, as a result of Employee’s incapacity due to physical or mental illness (“Disability”), Employee shall have been absent from the full-time performance of Employee’s duties with the Company for a period of four consecutive months and, within thirty (30) days after written notice is provided to Employee by the Company (in accordance with Section 4 hereof), Employee shall not have returned to the full-time performance of Employee’s duties, Employee’s employment under this Agreement may be terminated by the Company for Disability.  During any period prior to such termination during which Employee is absent from the full-time performance of Employee’s duties with the Company due to Disability, the Company shall continue to pay Employee’s Base Salary at the rate in effect at the commencement of such period of Disability, offset by any amounts payable to Employee under any disability insurance plan or policy provided by the Company.  Upon termination of Employee’s employment due to Disability, the Company shall pay Employee within thirty (30) days of such termination (i) Employee’s Base Salary from the date of Employee’s termination of employment due to Disability through the end of the month in which such termination of employment occurs in a lump sum in cash, offset by any amounts payable to Employee under any disability insurance plan or policy provided by the Company with respect to such month; and (ii) any Accrued Obligations (as defined in paragraph a(vi) below).  In addition, Employee or Employee’s beneficiary or beneficiaries shall be entitled to amounts that are vested benefits or that Employee is otherwise entitled to receive under any plan of, or any other contract or agreement with, the Company at Employee’s termination of employment due to Disability in accordance with the terms of such plan, contract or agreement, as such terms may be amended from time to time.

(iii)          TERMINATION FOR CAUSE; RESIGNATION BY EMPLOYEE WITHOUT GOOD REASON.   The Company may terminate Employee’s employment under this Agreement for Cause at any time prior to the expiration of the Term, and Employee may resign from employment under this Agreement without Good Reason at any time prior to the expiration of the Term.  As used herein, “Cause” shall mean:  (i) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by Employee; provided, however, that after indictment, the Company may suspend Employee from the rendition of services, but without limiting or modifying in any other way the Company’s obligations to Employee; (ii) a material breach by Employee of a fiduciary duty owed to the

Company; (iii) a material breach by Employee of any of the covenants made by Employee in Section b below; or (iv) the willful or gross neglect by Employee of the material duties required by this Agreement that is not cured by Employee within thirty (30) days after Employee is provided with written notice hereof.

As used herein, “Good Reason” shall mean the occurrence of any of the following without Employee’s prior written consent, other than in connection with the termination of the Employee’s employment for Cause, provided Employee gives thirty (30) days’ written notice and the Company fails to cure in that time period:  (i) a material adverse change in Employee’s title, duties or reporting responsibilities from those in effect on the Effective Date (including, without limitation, a change from Employee’s status as the senior corporate development officer of the Company), (ii) a reduction in Employee’s Base Salary or Target Incentive Bonus Percentage as in effect from time to time, provided, however, that an across-the-board reduction in Target Incentive Bonus Percentage applicable to Vice Presidents of Employer generally shall not be considered Good Reason under this Agreement, or (iii) a relocation of Employee’s principal place of business more than twenty-five (25) miles from the Seattle, Washington metropolitan area.  In the event of Employee’s termination for Cause or resignation without Good Reason, this Agreement shall terminate without further obligation by the Company, except for the payment of any Accrued Obligations (as defined in paragraph a(vi) below).

(iv)          TERMINATION BY THE COMPANY OTHER THAN FOR DEATH, DISABILITY OR CAUSE; RESIGNATION BY EMPLOYEE FOR GOOD REASON.   If Employee’s employment is terminated by the Company for any reason other than Employee’s death or Disability or for Cause, or if Employee resigns for Good Reason, then Employee shall be paid (i) his salary through the date of termination or resignation, as the case may be, (ii) for any unused vacation time, and (iii) for any unreimbursed business expenses that are subject to reimbursement under Employer’s then current policy on business expenses.

                In addition, the Company will continue to pay, as severance pay, Employee’s Base Salary at the rate in effect on the termination date or resignation date, as the case may be, through the date that is twelve (12) months from the termination date or resignation date, as the case may be (the “Severance Period”).  Such payments will be at usual and customary pay intervals of Employer and will be subject to all appropriate deductions and withholdings.  In addition, Employee shall automatically and immediately vest (including lapse of restrictions on Restricted Stock Grant) in all of his then-outstanding equity-based compensation awards granted on or prior to the date one (1) year after the Effective Date.

(v)           Employee shall only be entitled to the benefits stated in this Section a(iv) if both the Company (including, without limitation, the Company’s affiliates) and Employee sign (and then Employee does not revoke, as may be permitted by law) a general release of claims against the Company in a form substantially identical to Exhibit A.  Upon Employee’s resignation for Good Reason or termination by the Company other than for Cause, Death, or Disability, Employee will have no rights to any unvested benefits or any other compensation or payments except as stated in this Section a(iv).

(vi)          ACCRUED OBLIGATIONS.   As used in this Agreement, “Accrued Obligations” shall mean the sum of (i) any portion of Employee’s accrued but unpaid

Base Salary through the date of death or termination of employment for any reason, as the case may be; and (ii) any compensation previously earned but deferred by Employee (together with any interest or earnings thereon) that has not yet been paid.

b.             CONFIDENTIAL INFORMATION; NON-SOLICITATION; AND PROPRIETARY RIGHTS.

(i)            CONFIDENTIALITY.   During the Term and at all times thereafter, Employee shall not disclose to anyone outside the Company nor use for any purpose other than in Employee’s work for the Company:  (a) any confidential or proprietary information or trade secrets of the Company or its affiliates; or (b) any information that the Company or its affiliates have received from others that they are obligated to treat as confidential or proprietary.  Employee shall not disclose confidential or proprietary information or trade secrets to other employees of the Company or its affiliates except on a “need-to-know” basis, and Employee shall not disclose third party confidential or proprietary information except as permitted by any applicable agreement between the Company and the third party.  “Confidential or proprietary information or trade secrets” means all data and information in whatever form, tangible or intangible, that is not generally known to the public and that relates to the business, technology, practices, products, marketing, sales, services, finances or legal affairs of the Company or its affiliates or any third party doing business with or providing information to the Company, including, without limitation, information about actual or prospective customers, suppliers and business partners; business, sales, marketing, technical, financial and legal plans, proposals and projections; concepts, techniques, processes, methods, systems, designs, programs, code, formulas, research, experimental work and work in progress.  As used in this Agreement, “affiliates” shall mean any company controlled by, controlling or under common control with the Company.  When Employee’s employment with the Company ends, Employee shall immediately return to the Company all papers, drawings, notes, manuals, specifications, designs, devices, code, e-mail, documents, diskettes and tapes, and any other material in any form or media containing and confidential or proprietary information or trade secrets, as defined above.  Employee shall also return any keys, access cards, credit cards, identification cards and other property and equipment belonging to the Company.  All materials, data and information stored on or transmitted using the Company owned or leased property or equipment is the property of the Company and is subject to access by the Company at any time without further notice.

(ii)           NON-COMPETITION.   During the Term and for a period of two (2) years beyond Employee’s date of termination of employment for any reason (the “Restricted Period”), Employee shall not, directly or indirectly, engage in or become associated with a Competitive Activity.  For purposes of this Section b(ii):  (i) a “Competitive Activity” means any business or other endeavor, in any county of any state of the United States or a comparable jurisdiction in Canada or any other country, of a kind being conducted by the Company or any of its subsidiaries or those affiliates that are engaged in the provision of travel related services in such jurisdiction as of the Effective Date or at any time thereafter  (including, without limitation, general online travel providers such as Travelocity.com Inc., Orbitz and Priceline.com Inc.); and (ii) Employee shall be considered to have become “associated with a Competitive Activity” if Employee becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder financial backer, agent, partner, advisor lender, or in any other individual or representative capacity with any individual, partnership, corporation, or other organization that is engaged in a Competitive Activity.  Notwithstanding the foregoing, Employee may make and retain investments during the Restricted Period, for investment purposes only, in less than five percent (5%) of the outstanding capital stock of any publicly-traded corporation engaged in a Competitive Activity if stock of such corporation is either listed on a national stock exchange or on the NASDAQ National Market System if Employee is not otherwise affiliated with such corporation.

(iii)          NON-SOLICITATION OF EMPLOYEES.   During the Restricted Period , Employee shall not, without prior written consent of the Company, directly or indirectly, recruit or solicit the employment or services of (whether as an employee, officer, director, agent, consultant or independent contractor), any employee, officer, director, agent, consultant or independent contractor of the Company or any of its subsidiaries or affiliates (except for such employment or hiring by the Company or any of its subsidiaries or affiliates); provided, however, that a general solicitation is not designed to target, or does not have the effect of targeting, any employee, officer, director, agent, consultant or independent contractor of the Company or any of its subsidiaries or affiliates.

(iv)          NON-SOLICITATION OF CUSTOMERS.   During the Restricted Period , Employee shall not, without prior written consent of the Company, directly or indirectly, solicit, attempt to do business with, do business with any business partners of, business affiliates of, or providers of online travel inventory to, the Company or any of its subsidiaries or those affiliates of the Company that are engaged in a Competitive Activity, or encourage (regardless of who initiates the contact) any such customers to use the services of any competitor of the Company, any of its subsidiaries or those affiliates that are engaged in a Competitive Activity.

(v)           PROPRIETARY RIGHTS; ASSIGNMENT.   Employee shall make prompt and full disclosure to the Company, will hold in trust for the sole benefit of the Company, and will assign exclusively to the Company all rights, title, and interest in and to any and all inventions, discoveries, designs, developments, improvements, copyrightable material, and trade secrets (collectively herein “Inventions”) that Employee solely or jointly may conceive, develop, author, reduce to practice or otherwise produce during his employment with the Company.  Employee waives and quitclaims to the Company any and all claims of any nature whatsoever that Employee now or hereafter may have for infringement of any patent application, patent, or other intellectual property right relating to any Inventions so assigned to the Company.

                                Employee’s obligation to assign shall not apply to any Invention about which Employee can prove all of the following:

a)                                      it was developed entirely on Employee’s own time;

b)                                     no equipment, supplies, facility, services, or trade secret information of the Company were used in its development;

c)                                      it does not relate (i) directly to the business of the Company or (ii) to the actual or demonstrably anticipated business, research or development of the Company; and

d)                                     it does not result from any work performed by Employee for the Company.

Employee shall assign to the Company or its designee all rights, title, and interest in and to any and all Inventions full title to which may be required to lie in the United States government by any contract between the Company and the United States government or any of its agencies.  In addition to the rights provided to the Company under this paragraph, as to any Invention complying with subsections (a)-(d) above that results in any product, service or development with potential commercial application. The Company shall be given the right of first refusal to obtain exclusive rights to the Invention and such product, service or development.

(vi)          Employee has attached a list describing all Inventions belonging to Employee and made by Employee prior to employment with the Company that Employee wishes to have excluded from this Agreement.  If no such list is attached, Employee represents that there are no such Inventions.  As to any Invention in which Employee has an interest at any time prior to or during Employee’s employment, if Employee uses or incorporates such an Invention in any released or unreleased Company product, service, program, process, machine, development or work in progress, or if Employee permits the Company to use or incorporate such an Inventions, the Company is hereby granted and shall have an exclusive royalty-free, irrevocable, worldwide license to exercise any and all rights with respect to such Invention, including the right to protect, make, have made, use, and sell that Invention without restriction as to the extent of Employee’s ownership or interest.

(vii)         COMPLIANCE WITH POLICIES AND PROCEDURES.   During the Term, Employee shall adhere to the policies and standards of professionalism set forth in the Company’s Policies and Procedures as they may exist from time to time.

(viii)        REMEDIES FOR BREACH.   Employee expressly agrees and understands that Employee will notify the Company in writing of any alleged breach of this Agreement by the Company, and the Company will have thirty (30) days from receipt of Employee’s notice to cure any such breach.

Employee expressly agrees and understands that the remedy at law for any breach by Employee of this Section b will be inadequate and that damages flowing from such breach are not usually susceptible to being measured in monetary terms.  Accordingly, it is acknowledged that upon Employee’s violation of any provision of this Section b, in addition to any remedy of law available to the Company, the Company shall be entitled to obtain from any court of competent jurisdiction immediate injunctive relief and obtain a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation.  Nothing in this Section b shall be deemed to limit the Company’s remedies at law or in equity for any breach by Employee of any of the provisions of this Section b, which may be pursued by or available to the Company.

The Company expressly agrees and understands that the Company will notify Employee in writing of any alleged breach of this Agreement by Employee, and Employee will have thirty (30) days from receipt of the Company’s notice to cure any such breach, of such breach is curable.

(ix)           SURVIVAL OF PROVISIONS.   The obligations contained in this Section b shall, to the extent provided in this Section b, survive the termination or expiration of Employee’s employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement.  If it is determined by a court of competent jurisdiction in any state that any restriction in this Section b is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

c.             TERMINATION OF PRIOR AGREEMENTS.   This Agreement constitutes the entire agreement between the parties and terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement.  Employee acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, Employee has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement.  Employee hereby represents and warrants that by entering into this Agreement, Employee will not rescind or otherwise breach any agreement or other legal obligation with any other person or entity.

d.             ASSIGNMENT; SUCCESSORS.   This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder; provided that the Company may assign this Agreement to any of its affiliates; provided further that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual entity, this Agreement shall, subject to the provisions hereto, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and all references herein to the “Company” shall refer to such successor.

e.             WITHHOLDING.   The Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to Employee hereunder, as may be required from time to time by applicable law, governmental regulation or order.

f.              HEADING REFERENCES.   Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.  References to “this Agreement” or the use of the term “hereof” shall refer to these Standard Terms and Conditions and the Employment Agreement attached hereto, taken as a whole.

g.             WAIVER; MODIFICATION.   Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.  This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

h.             SEVERABILITY.   In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken.  All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect.  Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

i.              INDEMNIFICATION.   The Company shall indemnify and hold Employee harmless for acts and omissions in Employee’s capacity as an officer, director or employee of the Company to the maximum extent permitted under applicable law; provided, however, that neither the Company, nor any of its subsidiaries or affiliates shall indemnify Employee for any losses incurred by Employee as a result of acts described in Section a(iii) of the Standard Terms and Conditions.

j.              COUNTERPARTS.   This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.  Employee expressly understands and acknowledges that the Agreement to which these Standards Terms and Conditions are attached is incorporated herein by reference, deemed a part of these Standard Terms and Conditions and is binding and enforceable part of these Standard Terms and Conditions.  References to “Standard Terms and Conditions” or the use of the term “hereof” shall refer to the Standard Terms and Conditions and the Agreement to which these Standard Terms and Conditions are attached, taken as a whole.

                IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Employee has executed and delivered this Agreement on the date above first written.

EXPEDIA, INC.	WILLIAM RUCKELSHAUS

s/	s/
Gregory S. Stanger Sr. Vice President and Chief Financial Officer

EXHIBIT A

FORM OF RELEASE AGREEMENT

                This Release Agreement (“Release”) is entered into as of this       day of             , 200   , hereinafter “Execution Date”, by and between [Employee Full Name} (hereinafter “Employee”), and Expedia, Inc., its successors and assigns (hereinafter, the “Company”).  The Employer and the Company are sometimes collectively referred to as the “Parties”.

1.                                       The Employee’s employment with the Company is terminated effective [Month, Day, Year] (hereinafter “Termination Date”).  The Parties have agreed to avoid and resolve any alleged existing or potential disagreements between them arising out of or connected with the Employee’s employment with the Company including the termination thereof.  The Company expressly disclaims any wrongdoing or any liability to the Employee.

2.                                       The Company agrees to provide the Employee the severance benefits provided for in his/her Employment Agreement with the Company, dated as of      , 2005, after he/she executes this Release [FOR 40+ and does not revoke it as permitted in Section 9 below, the expiration of such revocation period being the “Effective Date”)].

3.                                       Employee represents that he/she has not filed, and will not file, any complaints, lawsuits, administrative complaints or charges relating to her employment with, or resignation from, the Company[; provided, however, that nothing contained in this Section 3 shall prohibit you from bringing a claim to challenge the validity of the ADEA Release in Section 9 herein].  Employee agrees to release the Company, its subsidiaries, affiliates, Board of Directors, officers, employees, agents and assigns (collectively, the “Released Parties”), from any and all claims, charges, complaints, causes of action or demands of whatever kind or nature that Employee now has or has ever had against the Released Parties, whether known or unknown, arising from or relating to Employee’s employment with or discharge from the Company, including but not limited to:  wrongful or tortious termination; constructive discharge; implied or express employment contracts and/or estoppel; discrimination and/or retaliation under any federal, state, or local statute or regulation, specifically including any claims Employee may have under the Fair Labor Standards Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964 as amended, and the Family and Medical Leave Act; the discrimination or other employment laws of the State of Washington; any claims brought under any federal or state statute or regulation for non-payment of wages or other compensation, including stock grants or stock options; and libel, slander, or breach of contract other than the breach of this Release.  This Release specifically excludes claims, charges, complaints, causes of action or demand that post-date the Termination Date [or the Effective Date, whichever is later,] and that are based on factual allegations that do not arise from or relate to Employee’s present employment with or resignation from the Company.

4.                                       Employee agrees to keep the fact that this Release exists and the terms of this Release in strict confidence except to his/her immediate family and his/her financial and legal advisors on a need-to-know basis.

5.                                       Employee acknowledges and affirms that he/she has previously executed an Employment Agreement (attached) dated                , 2002, and that the terms and conditions of such agreement that survive the employment relationship are not affected by this Release.  Employee represents that he/she has returned all property belonging to the Company.

6.                                       Employee warrants that no promise or inducement has been offered for this Release other than as set forth herein and that this Release is executed without reliance upon any other promises or representations, oral or written.  Any modification of this Release must be made in writing and be signed by Employee and the Company.

7.                                       Employee will direct all employment verification inquires to [HR Rep].  In response to inquiries regarding Employee’s employment with the Company, the Company by and through its speaking agent(s) agrees to provide only the following information:  Employee’s date of hire, the date her employment ended and rates of pay.

8.                                       If any provision of this Release or compliance by Employee or the Company with any provision of the Release constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law , unenforceable or void, will be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law.  If such modification is not possible, said provision, to the extent that this is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this Release, which provisions will remain binding on both Employee and the Company.  This Release is governed by, and construed and interpreted in accordance with the laws of the State of Washington, without regard to principles of conflicts of law.  Employee consents to venue and personal jurisdiction in the State of Washington for disputes arising under this Release.  This Release represents the entire understanding  with the Parties with respect to subject matter herein, no oral representations have been made or relied upon by the Parties.

9.                                       [FOR EMPLOYEES OVER 40 ONLY — In further recognition of the above, Employee hereby releases and discharges the Released Parties from any and all claims, actions and causes of action that he/she may have against the Released Parties, as of the date of the execution of this Release, arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), and the applicable rules and regulations promulgated thereunder.  The Employee acknowledges and understands that ADEA is a federal statute that prohibits discrimination on the basis of age in employment, benefits and benefit plans.  Employee specifically agrees and acknowledges that:  (A) the release in this Section 9 was granted in exchange for the receipt of consideration that exceeds the amount to which he/she would otherwise be entitled to receive upon termination of his/her employment; (B) his/her waiver of rights under this Release is knowing and voluntary as required under the Older Workers Benefit Protection Act; (B) that he/she has read and understands the terms of this Release; (C) he/she has hereby been advised in writing by the Company to consult with an attorney prior to executing this Release; (D) the Company had given him/her a period of up to twenty-one (21) days with which to consider this Release, which period shall be waived by the Employee’s voluntary execution prior to the expiration of the twenty-one day period; and (E) following his/her executions of this Release he/she has seven (7) days in which to revoke his/her release as set forth in this Section 9 only and that, if he/she chooses not to so revoke, the Release in this Section 9 shall then become effective and enforceable and the payment listed above shall then be made to his/her in accordance with the terms of this Release.  To cancel this Release, Employee understands that he/she must give a written revocation to the General Counsel of the Company at 13810 SE Eastgate Way, Suite 400, Bellevue, Washington 98005, either by hand delivery or certified mail within the seven-day period.  If he/she rescinds the Release, it will not become effective or enforceable and he/she will not be entitled to any benefits from the Company.]

10.                                 EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE/SHE HAS CAREFULLY READ AND VOLUNTARILY SIGNED THIS RELEASE, THAT HE/SHE HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS/HER CHOICE, AND THAT HE/SHE SIGNS THIS RELEASE WITH THE INTENT OF RELEASING EXPEDIA AND ITS OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS FROM ANY AND ALL CLAIMS.

ACCEPTED AND AGREED TO:

Expedia, Inc.	[Employee Full Name]

Dated:	Dated: